SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☒	Definitive Information Statement

ADSERO CORP.

(Name of Registrant As Specified In Its Charter)

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ADSERO CORP.
2101 Nobel Street
St. Julie, Quebec, J3E 1Z8

INFORMATION STATEMENT

September 27, 2007

This Information Statement is being furnished to stockholders of Adsero Corp., a Delaware corporation (the “Company”), to advise them of corporate action approved without a meeting by less than unanimous written consent of stockholders. This action is the adoption of an amendment to the Company’s Certificate of Incorporation (the “Charter Amendment”) to effect a 50:1 reverse stock split (the “Reverse Stock Split”).

Our Board of Directors fixed the close of business on July 10, 2007 as the record date for the determination of stockholders entitled to vote on the proposal as described above. On July 10, 2007 there were 60,133,286 voting shares outstanding consisting of 53,633,286 common shares and 6,500,000 Series A preferred shares. The proposed action requires the affirmative vote of a majority of the outstanding voting shares entitled to vote thereon. Each share of common stock and Series A preferred stock is entitled to one vote on each proposal.

Our Board of Directors, by written consent on July 10, 2007, has approved, and stockholders holding 31,796,409 (approximately 53.0%) of our outstanding voting shares on July 10, 2007, have consented in writing to the Charter Amendment. Accordingly, all corporate actions necessary to authorize the Charter Amendment have been taken. In accordance with the regulations under the Securities Exchange Act of 1934, the authorization to effect the aforesaid actions by the Board of Directors and the stockholders will not become effective until 20 days after we have mailed this Information Statement to our stockholders of record as at July 10, 2007. Promptly following the expiration of this 20-day period, we intend to file an amendment to our Certificate of Incorporation with the Delaware Secretary of State to effect the Charter Amendment. The Reverse Stock Split will become effective at the close of business on the date of the filing of the Charter Amendment.

Our executive offices are located at 2101 Nobel Street, St. Julie, Quebec, J3E 1Z8.

PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being sent or given to the holders of our outstanding common stock and other voting stock on or about October 10, 2007. Each holder of record of shares of our common stock and other voting stock at the close of business on July 10, 2007 is entitled to receive a copy of this Information Statement.

Amendment of Certificate of Incorporation

Our board of directors and stockholders holding a majority of our outstanding voting shares have approved an amendment to our Certificate of Incorporation to effect a 50:1 reverse stock split. The form of the Certificate of Amendment to the Certificate of Incorporation is attached hereto as Appendix A.

Due to the restructuring of our Company, we believe that the Reverse Stock Split is necessary to among other things, increase the attractiveness of the Company to prospective officers and directors, and to potential merger or acquisition partners. We also believe that the expected increase in the per share price of our common stock will better enable us to negotiate settlements with certain of our debtholders. The Reverse Stock Split will also provide us with needed stock to enable us to complete such acquisition transactions or raise capital through future sales of our stock. We can give no assurance however, that the reverse stock split will have the desired effects. We do not presently have any plans, proposals, arrangements or agreements in place with potential merger or acquisition partners, debtholders or other persons that would result in the issuance of shares following the reverse stock split. See “Effect on Authorized and Outstanding Shares” below for a discussion of the number of shares currently authorized but unissued and the number of shares that would be authorized but unissued after completion of the reverse stock split as well as the effects of the reverse split.

No Dissenters' Rights

Under the Delaware General Corporation Law, our Certificate of Incorporation and our By-Laws, holders of our voting securities are not entitled to dissenters' rights with respect to any of the amendments to our Certificate of Incorporation.

Reverse Stock Split

Our board of directors and stockholders holding a majority of our outstanding voting shares have approved the effectuation of a 50:1 reverse stock split which will be reflected in the amendment to our Certificate of Incorporation. Pursuant thereto, on the effective date of the Reverse Split (the “Effective Date”), every 50 shares of our issued and outstanding common stock will become one issued and outstanding share of common stock. The Effective Date will be the date of filing of the amendment to our Certificate of Incorporation. The Reverse Split will take effect immediately following the close of business on the Effective Date.

Effect on Authorized and Outstanding Shares

Immediately following effectiveness of the reverse stock split, assuming that it is at a ratio of one share for every fifty shares of common stock outstanding, and that we have 53,633,286 common shares issued and outstanding immediately prior to the reverse split there would be approximately 1,072,666 shares of our common stock outstanding. Under our Certificate of Incorporation we are authorized to issue up to 100,000,000 common shares. Prior to the reverse stock split we have 46,366,714 authorized common shares eligible for issuance and immediately after the reverse stock split we will have 98,927,334 authorized shares eligible for issuance. Consequently, the reverse stock split will have the effect of substantially increasing the number of authorized but unissued common shares.

With the exception of the number of shares of common stock outstanding, the rights and preferences of shares of our common stock prior and subsequent to the reverse stock split would remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the reverse stock split.

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in our company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. See “Fractional Shares.” The common stock issued and outstanding after the reverse stock split would remain fully paid and non-assessable.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934. The proposed reverse stock split would not affect the registration of our common stock under the Exchange Act.

Effect on Market Price

The reverse stock split may cause an increase in the market price of our common stock, but we cannot predict the actual effect of the reverse stock split on the market price. If the market price of our common stock does increase, it may not increase in proportion to the reduction in the number of shares outstanding as a result of the reverse stock split. Furthermore, the reverse stock split may not lead to a sustained increase in the market price of our common stock. The market price of our common stock may also change as a result of other unrelated factors, including our operating performance and other factors related to our business, as well as general market conditions.

Accounting Matters

The reverse stock split would not affect the par value of our common stock. As a result, on the effective date of the reverse stock split the stated par value capital on our balance sheet attributable to our common stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our common stock would be increased because there would be fewer shares of our common stock outstanding.

We present earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to reverse stock splits. In pertinent part, SFAS No. 128 says as follows: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in common stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

Federal Income Tax Consequences

The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below:

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefor. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefor would also be held as a capital asset.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders.

Our company should not recognize gain or loss as a result of the reverse stock split.

Potential Anti-Takeover Effect

The reverse stock split will have the effect of substantially increasing the number of authorized but unissued common shares, because the number of authorized common shares is held constant, while the number of issued and outstanding common shares is reduced fifty fold. Although the increased proportion of unissued authorized common shares to issued common shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the reverse stock split in response to any effort of which we are aware to accumulate any of our common shares or obtain control of our company. Our board of directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of our company.

Stock Certificates

The Reverse Split will occur on the Effective Date without any further action on the part of stockholders of the Company and without regard to the date or dates on which certificates representing shares of existing common stock are actually surrendered by each holder thereof for certificates representing the number of shares of the new common stock which each such stockholder is entitled to receive as a consequence of the Reverse Split. After the close of business on the Effective Date of the Reverse Split, each share of existing common stock will be deemed to represent 1/50 of a share of new common stock.

Fractional Shares

No fractional shares of new common stock will be issued and, in lieu thereof, stockholders holding a number of shares of existing common shares not evenly divisible by 50, upon surrender of their old certificates, will receive a full additional share of new common stock in lieu of a fractional share of new common stock. Such issuance will not be made until all of a stockholder’s certificates of existing common stock are presented to the Company.

Exchange of Stock Certificates

To receive a certificate for new common stock including a full additional share in lieu of a fractional share, each stockholder of record at the close of business on the Effective Date must surrender all of their certificates representing shares of existing common stock (“Old Certificates”) to the Company for exchange or transfer. No new certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates to the Company.

Upon return to the Company of all of a stockholder's Old Certificates, that stockholder will receive a new certificate or certificates representing the number of whole shares of new common stock into which the shares of common stock represented by the old certificates are being converted as a result of the Reverse Split plus, if applicable, one additional share of new common stock in lieu of a fractional share. Until surrendered to the Company, Old Certificates retained by stockholders will be deemed for all purposes, including voting and payment of dividends, if any, to represent the number of whole shares of new common stock to which such stockholders are entitled as a result of the Reverse Split.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of July 10, 2007 with respect to the beneficial ownership of shares of our common stock and Series A preferred stock by (i) each person known by us to be the owner of more than 5% of our outstanding shares of common stock or 5% or more of our outstanding Series A preferred stock, (ii) each director and executive officer of the Company, and (iii) all executive officers and directors of the Company as a group.

The percentages is the table have been calculated on the basis of treating as outstanding for a particular person, all shares of the Company’s common and Series A preferred stock outstanding on July 10, 2007 and all shares of our common stock and Series A preferred stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person at said date which are exercisable within 60 days of such date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our commons tock and Series A preferred stock owned by them, except to the extent such power may be shared with a spouse.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class(1)

Yvon Léveillé (Officer/Director) 443 Des Pins Street Saint-Bruno de Montarville, Quebec J3V 5G5	Common Stock, par value $.0001 per share	7,830,825 shares – indirect (2)	13.45%
	Series A preferred stock, par value $.0001 per share	4,593,333 shares, indirect	70.67%

Turbon AG c/o Turbon Group 2704 Cindel Drive Cinnaminson, New Jersey, 08077	Common Stock, par value $.0001 per share	9,192,397 shares – direct (3)	16.41%
	Series A preferred stock, par value $.0001 per share	0	0%

Alain Lachambre 120 Paul de Maricourt Street Sainte-Julie, Quebec, J3E 2Z4	Common Stock, par value $.0001 per share	3,250,531 shares (4), 714,032 shares direct and 2,536,499 shares – indirect	5.85%
	Series A preferred stock, par value $.0001 per share	1,906,667 shares indirect	29.33%

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class(1)

William Smith (Officer/Director) 2101 Nobel Street Sainte Julie, Quebec, J3E 1Z8	Common Stock, par value $.0001 per share	525,750 shares (5), 141,250 shares – direct and 384,500 shares – indirect	0.98%
	Series A preferred stock, par value $.0001 per share	0	0%

Wayne Maddever (Director) 347 East Hart Crescent Burlington, Ontario	Common Stock, par value $.0001 per share	224,000 shares (6), 222,500 shares – direct and 1,500 shares – indirect	0.42%
	Series A preferred stock, par value $.0001 per share	0	0%

Westminster Capital Inc. 9665 Wilshire Boulevard Suite M-10 Beverly Hills, CA 90212	Common Stock, par value $.001 per share	5,104,822 shares (7) – direct	9.17%
	Series A preferred stock, par value $.0001 per share	0 shares	0%

Heath Bank and Trust Limited 27 Cumberland Street 2nd Floor P.O. Box SP-63137 Nassau, Bahamas	Common Stock, par value $.001 per share	4,322,195 shares – direct (8)	8.06%
	Series A preferred stock, par value $.0001 per share	0 shares	0%

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class(1)

Dynamic Power Hedge Fund 1 Adelaide Street East 29th Floor Toronto, Ontario M5V 2C9	Common Stock, par value $.001 per share	4,800,100 shares – direct (9)	8.57%
	Series A preferred stock, par value $.0001 per share	0 shares	0%

All executive officers and directors as a group (3 persons)	Common Stock, par value $.0001 per share	8,580,575 shares 327,750 shares – direct and 8,252,825 shares – indirect	14.68%
	Series A preferred stock, par value $.0001 per share	4,593,333 shares – indirect	70.67%

(1)	Based upon 53,633,286 common shares and 6,500,000 Series A preferred shares issued and outstanding on July 10, 2007.

(2)
Includes 3,237,492 common shares of the Company and 4,593,333 Series I Exchangeable Shares of 3091503 Nova Scotia Company owned by 9144-6773 Quebec Inc., a company beneficially owned by Mr. Leveille, which are presently convertible on a 1 for 1 basis into shares of the Company’s common stock.

(3)	Includes 2,400,000 shares underlying common stock purchase warrants exercisable within 60 days of July 10, 2007.

(4)
Includes 629,832 common shares of the Company and 1,906,667 Series I Exchangeable Shares of 3091503 Nova Scotia Company owned by 9144-6906 Quebec Inc., a company beneficially owned by Mr. Lachambre, which are convertible on a 1 for 1 basis into shares of our common stock.

(5)	Includes 113,750 shares underlying stock options exercisable within 60 days of July 10, 2007 and 384,000 shares owned by Mr. Smith's wife, Carolyn Robus Smith.

(6)
Includes 122,500 shares underlying stock options exercisable within 60 days of July 10, 2007 and 1,500 shares owned by the Estate of William Maddever. Excludes 10,000 shares underlying stock options not exercisable within 60 days of July 10, 2007.

(7)	Includes 2,057,058 shares underlying common stock purchase warrants exercisable within 60 days of July 10, 2007.

(8)	Includes 3,800,000 shares underlying a convertible note that is convertible within 60 days of July 10, 2007.

(9)	Includes 2,400,050 shares underlying common stock purchase warrants exercisable within 60 days of July 10, 2007.

Where You Can Find More Information

We are required to comply with the reporting requirements of the Securities Exchange Act. At present we are delinquent related to our filings. We have not filed the following required reports:

•	our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2006, and March 31, 2007 and June 30, 2007; and
•	our Annual Report on Form 10-KSB for the year ended December 31, 2006.

For further information about us, you may refer to:

•	our Annual Report on Form 10-KSB for the year ended December 31, 2005; and
•	our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006.

You can review these filings at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC 0330 for further information on the public reference room. These filings are also available electronically on the World Wide Web at http://www.sec.gov.

September 27, 2007	By the Order of the Board of Directors
/s/ William Smith William Smith
Secretary

APPENDIX A

FORM OF
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
ADSERO CORP.

Under Section 242
of the
Delaware General Corporation Law

Adsero Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

First: That the name of the corporation (the “Corporation”) is Adsero Corp.

Second: That the certificate of incorporation of the Corporation (the “Certificate”) was originally filed with the Delaware Secretary of State on June 21, 1995 under the name Newmarket Strategic Development Corp.

Third: That article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

“FOURTH, The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be one hundred twenty million (120,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, par value $0.001 per share (the “Common Stock”) and twenty million (20,000,000) shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”). All of the shares of Common Stock shall be of one class.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance and duly adopted by the Board of Directors of the Corporation, authority to do so being hereby expressly vested in the Corporation’s Board of Directors. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

the distinctive designation of such class or series and the number of shares to constitute such class or series;

the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of this Certificate of Incorporation.

Each issued and outstanding share of Common Stock, par value $.001 per share (“Old Common Stock”), outstanding as of the close of business on the date this Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Date”) shall automatically, without any action on the part of the holder of the Old Common Stock, be converted into one fiftieth (1/50) of a share of Common Stock, par value $.001 per share (“New Common Stock”). Immediately following the reverse split, the aggregate number of shares of New Common Stock held by each holder of New Common Stock shall be calculated. Thereafter, all such holders otherwise entitled to receive a fractional share of New Common Stock will receive a full share of New Common Stock in lieu of such fractional share as each fractional share will be rounded up and become a whole share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are converted under the terms hereof. Prior to the Effective Date, there are 53,633,286 shares of Old Common Stock issued and outstanding shares. Following the effectuation of the reverse stock split on the Effective Date, there will be approximately 1,072,666 issued and outstanding shares of New Common Stock. The 53,633,286 shares of Old Common Stock are hereby changed into approximately 1,072,666 shares of New Common Stock at the rate of one share of New Common Stock for every fifty shares of Old Common Stock.”

Fourth: That thereafter, pursuant to resolutions of the board of directors, the amendments were authorized by resolutions adopted by the affirmative vote of the stockholders holding not less than the necessary number of shares required by written consent to so authorize, all in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Fifth: That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Sixth: That the capital of the corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the ______ day of ________, 2007.

ADSERO CORP.

By:
William Smith, CFO Adsero Corp.